August 15, 2017

Victoria Silbey
Malvern, Pennsylvania

Dear Victoria,
It is our pleasure to extend to you our offer of employment to join Laureate Education, Inc. (the “Company”) as Senior Vice President, Secretary and Chief Legal Officer reporting to Eilif Serck-Hanssen. This position is based in Baltimore and the start date is September 7, 2017.
This offer is contingent upon satisfactory reference checks, completion of a thorough background check, work documents, and submission of the appropriate paperwork. As a condition to employment, you will be required to sign our Confidentiality, Non-Disclosure and Covenant Not to Compete Agreement (“NDA”). Your employment will be on an “at will” basis, and will be subject to the terms and conditions contained in our Employee Handbook, our general employment policies and practices, and such other reasonable and lawful policies, practices and restrictions as the Company shall from time to time establish for its similarly situated executives. Offer of employment is not a contract, either express or implied. Your first 90 days of employment are considered an introductory period.
Laureate is centered on the premise of being “Here for Good,” reflecting our goal of operating with purpose and permanence. We believe that you will be an excellent addition to our organization, thus helping us to achieve this common goal. In return, we believe our culture will offer an excellent growth platform for your career.
For this opportunity, we have prepared the following competitive offer:

Position:            Senior Vice President, Secretary, and General Counsel

Base Salary:	$530,000/ Annually, subject to review and adjustment by the Company

Annual Bonus:
Your target bonus is 100% of Base Salary, payable in the year following the performance year, customarily in March, upon meeting the applicable performance criteria established by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”). You must remain continuously employed through the bonus payment date to receive any bonus. Performance criteria for the 2017 Annual Bonus will be determined within 45 days after your joining the Company. Your 2017 bonus, if any, will be prorated based upon your start date. Any bonus shall be subject to the terms of any applicable incentive compensation plan adopted by the Company.

Benefits:
You will be eligible for the standard Laureate United States employee benefits package on the first day of the month following one full calendar month of employment. The Company reserves the right to add, terminate and/or amend any employee benefit plans, policies, programs and/or arrangements from time to time in accordance with the terms thereof and applicable law.

Vacation:	4 weeks / 20 days paid vacation, which will accrue at the rate of 13.34 hours per month.

Long Term Incentive (LTI): Subject to the approval of the Compensation Committee, as soon as practicable after your start date, Laureate will grant to you a long term incentive award to be valued at 100% of your base salary on the date of grant, with the award to be determined by the Compensation Committee as a mix of (i) restricted stock units; (ii) performance share units; and/or (iii) stock options, each with respect to the Company’s Class A common stock, par value $0.004 per share (the “Class A Common Stock”). The number of restricted stock units or performance share units will be determined by dividing the target value for such units by the Class A Common Stock’s fair market value on the grant date and the number of any stock options will be determined using the Company’s standard Black-Scholes valuation and assumptions applied on the date of grant. The exercise price of any stock options will be equal to the fair market value of the Class A Common Stock on the grant date. Awards will be subject to the terms and conditions of the Company’s Amended and Restated 2013 Long-Term Incentive Plan (the “Plan”) and one or more award agreements that you must sign and accept, which will include time and/or performance-based vesting. The Compensation Committee will consider additional equity awards to you in future years.

Relocation:
The Company will provide relocation assistance for you and your family, subject to the terms of the Company’s relocation policy. Laureate’s Human Resources department will assist you with your relocation activities and will work with the Company’s relocation provider to process relocation related expense reimbursement. Relocation assistance includes:

•	Five days of destination services to assist with area orientation, home finding, and settling in

•	Final move of household goods from Philadelphia to Baltimore, MD

•	Reimbursement of final move train fare, mileage, meals and incidentals incurred during final trip, for you and your family, to Baltimore, MD

•	Temporary living reimbursement for up to 15 days

•	Housing allowance of $2,000 net for up to 12 months

•	A miscellaneous, non-accountable allowance of $10,000 net, to be used for any relocation expenses you may incur upon relocating to the Baltimore area

•	Payment or reimbursement of all taxes on your relocation benefits (by December 31 of the year following the year in which you remit the taxes)

•
If you leave the Company, or are terminated for Cause (as defined in the Plan) within 12 months after receiving any assistance, you are responsible for reimbursing the Company 100% of the relocation costs.

Severance:
Subject to approval of the Compensation Committee, if your employment with the Company is terminated by the Company for reasons other than Cause (as defined in the Plan) or your disability (as determined by the Company), subject to your execution and non-revocation of a release of claims in a form provided by the Company, so that it becomes effective by the 60th day after your termination of employment, and your continued compliance with the NDA, you will be eligible to receive severance in an amount equal to two times your then current Base Salary on the date of such termination. Such amount shall be paid in equal installments according to the Company’s regular payroll schedule over the twelve (12) month period following the date of termination; provided, however, that each installment due during the first 60 days after the date of termination shall be paid with the first installment due after such 60 days.

Section 409A; Tax:
This offer letter is intended to comply with Section 409A of the Internal Revenue Code ("Section 409A") or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this offer letter, payments provided under this offer letter may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this offer letter that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this offer letter shall be treated as a separate payment. Any payments to be made under this offer letter upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this offer letter comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

Notwithstanding any other provision of this offer letter, if any payment or benefit provided to you in connection with termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of your termination date (the “Specified Employee Payment Date”) or, if earlier, on the date of your death. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid in accordance with their original schedule.

With respect to any reimbursement of expenses of, or any provision of in-kind benefits to you, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

Compensation paid by the Company shall be reduced by applicable withholdings and payroll taxes.

This letter will be governed by and construed in accordance with the laws of the State of Maryland without giving effect to any choice of law provisions or principles thereof.

People come to us because we think differently. We teach bigger thinking. We foster game changers. We light fuses on ideas that take off. We are Laureate and we are transforming the world of education for the better. We welcome your spark!

Please indicate your acceptance of this offer by signing in the space provided below and returning it to my attention, retaining a copy for your files.

By signing below, you confirm that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

We are looking forward to you joining our team. If you have any unanswered questions or if there is any way we can assist you further, please do not hesitate to contact me.

Sincerely,

/s/ Luis Novelo

Luis Novelo
Vice President, Human Resources
Laureate Education, Inc.

Accepted: /s/ Victoria Silbey                     Date: August 16, 2017

650 S. EXETER STREET • BALTIMORE, MD 21202 • TEL: (410) 843-6100 • WWW.LAUREATE.NET
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